Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Emeritus Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-60323, 333-05965 and 333-70580) on Forms S-8 and (No. 333-20805) on Form S-3 of Emeritus Corporation of our report dated March 5, 2004, except as to note 2, which is as of January 21, 2005, with respect to the consolidated balance sheets of Emeritus Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ deficit and comprehensive operations, and cash flows for each of the years in the three-year period ended December 31, 2003, and our report on the related financial statement schedule dated March 5, 2004, which reports appear in the December 31, 2003, annual report on Form 10-K/A of Emeritus Corporation.

As discussed in note 2 to the consolidated financial statements, the Company has restated its financial statements as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003

/s/ KPMG LLP

Seattle, Washington
January 21, 2005